Exhibit 99.1

October 23, 2024
Phoenix, Arizona

Knight-Swift Transportation Holdings Inc. Reports Third Quarter 2024 Revenue and Earnings
Knight-Swift Transportation Holdings Inc. (NYSE: KNX) ("Knight-Swift" or "the Company"), one of the largest and most diversified freight transportation companies, operating the largest full truckload fleet in North America, today reported third quarter 2024 net income attributable to Knight-Swift of $30.5 million and Adjusted Net Income Attributable to Knight-Swift2 of $54.4 million. GAAP earnings per diluted share for the third quarter of 2024 were $0.19, compared to $0.37 for the third quarter of 2023. The Adjusted EPS was $0.34 for the third quarter of 2024, compared to $0.41 for the third quarter of 2023.

Key Financial Highlights
During the third quarter of 2024, consolidated total revenue was $1.9 billion, which is a 7.1% decrease from the third quarter of 2023. Consolidated operating income was $81.4 million, reflecting an increase of 0.4% as compared to the same quarter last year. Our consolidated operating ratio for the quarter was 95.7%, and the Adjusted Operating Ratio was 93.9%, both of which were essentially flat with the prior year while representing slight sequential improvements over the second quarter.
•Truckload — 95.6% Adjusted Operating Ratio, while revenue, excluding fuel surcharge and intersegment transactions, decreased 6.1% year-over-year as we lap the acquisition of the U.S. Xpress trucking business. Revenue per loaded mile, excluding fuel surcharge and intersegment transactions, increased slightly over the second quarter.
•LTL — 89.6% Adjusted Operating Ratio, with a 16.7% year-over-year increase in revenues, excluding fuel surcharge. Shipments per day increased 11.1%, and revenue per hundredweight excluding fuel surcharge increased 9.2% year-over-year. Adjusted Operating Income declined by 19.5% due to start-up costs and early-stage operations at our recently opened facilities. We opened 16 new locations during the quarter following 18 openings in the first half of the year, and we acquired the less-than-truckload division of Dependable Highway Express, Inc. (the "DHE" acquisition) effective July 30, 2024, as we continue to invest in our network.
•Logistics — 94.5% Adjusted Operating Ratio with a gross margin of 17.8%. Revenue, excluding intersegment transactions, decreased 9.5%, and load count decreased 21.1% year-over-year, as we lap the acquisition of the U.S. Xpress logistics business. Revenue per load increased 13.6% year-over-year.
•Intermodal — 101.4% operating ratio, with load count up 7.2% and revenue per load down 5.3% year-over-year.

	Quarter Ended September 30, [1]
	2024	2023	Change
	(Dollars in thousands, except per share data)
Total revenue	$1,876,676	$2,019,936	(7.1)%
Revenue, excluding truckload and LTL fuel surcharge	$1,680,893	$1,775,249	(5.3)%
Operating income	$81,420	$81,056	0.4%
Adjusted Operating Income [2]	$101,726	$109,499	(7.1)%
Net income attributable to Knight-Swift	$30,464	$60,194	(49.4)%
Adjusted Net Income Attributable to Knight-Swift [2]	$54,447	$67,162	(18.9)%
Earnings per diluted share	$0.19	$0.37	(48.6)%
Adjusted EPS [2]	$0.34	$0.41	(17.1)%

1For information regarding comparability of the reported results due to acquisitions, refer to footnote 1 of the Condensed Consolidated Statements of Comprehensive Income in the schedules following this release.

2See GAAP to non-GAAP reconciliation in the schedules following this release.
Our GAAP and non-GAAP results for the quarter include certain items that impact the comparability of year-over-year results. These items include the $6.6 million increase in net interest expense and the increase in the effective tax rate of 34.1% on our GAAP results and 6.1% on our non-GAAP results, year-over-year. Impairment charges and an investment write-off totaling $13.1 million are also excluded from our non-GAAP results.
Adam Miller, CEO of Knight-Swift, commented, "Our thoughts and prayers are with those affected by the recent hurricanes in the Southeast, including some of our own employees and their loved ones. Thankfully, our employees are all safe, and we did not sustain significant damage to our facilities or equipment, though we anticipate it may take some time before operating conditions can return to normal in this area.
"The market in the third quarter largely played out as expected prior to hurricane Helene and the impending port strike curtailing volumes across our asset-based businesses in the last week of the quarter. While we remain cautious on the market, we continue to observe positive signs, including a continuation of seasonal patterns with some project activity underway in the fourth quarter, achieving rate increases in more recent truckload bid awards, sequentially improving our average truckload revenue per mile over the second quarter, and seeing customers reducing their usage of brokers in efforts to improve cargo security as well as the ongoing stability of their supply chains. Our average spot rate remains higher than our average contractual rate, though both are still at unsustainable levels. We believe that scale, service, and freight security are becoming more of a differentiator.
"We are excited to make further progress on our LTL expansion strategy, including the DHE acquisition during the quarter. Further, our organic growth continues as we opened 16 additional facilities during the third quarter after opening 18 in the first half of 2024. We plan to open 4 more properties by the end of the year. The DHE acquisition and organic expansion total nearly 1,500 doors and will represent a 32% increase in door count since the beginning of the year, bringing our cumulative growth to 43% compared to the end of 2021, the year we entered the LTL sector. We are making significant investments in expanding our LTL network and service territory in 2024, which is a near-term headwind to improving operating margins, however, we expect to continue capturing volumes with new and existing customers, including in lanes that were previously not part of our network. Growth and increasing market density should allow us to unlock new levels of operating performance and margin in the long run."
Other Income — We recorded $3.2 million of income within "Other income, net" in the third quarter of 2024, compared to $11.4 million of income in the third quarter of 2023. The current quarter results include a $12.1 million charge to write off a minority investment in a transportation-adjacent technology venture.
Income Taxes — The effective tax rate on our GAAP results was 32.0% for the third quarter of 2024, compared to (2.1)% for the third quarter of 2023. The effective tax rate on our adjusted results was 29.3% for the third quarter of 2024, compared to 23.2% for the third quarter of 2023. We expect that our full year 2024 effective tax rate will be approximately 29% to 30% on our GAAP results and approximately 27.5% to 28.5% on our non-GAAP results.
Dividend — On August 7, 2024, our board of directors declared a quarterly cash dividend of $0.16 per share of our common stock. The dividend was payable to the Company's stockholders of record as of September 6, 2024, and was paid on September 23, 2024.

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Segment Financial Performance
Truckload Segment

	Quarter Ended September 30,
	2024	2023	Change
	(Dollars in thousands)
Revenue, excluding fuel surcharge and intersegment transactions	$1,107,461	$1,179,978	(6.1%)
Operating income	$45,356	$48,361	(6.2%)
Adjusted Operating Income [1]	$48,505	$60,148	(19.4%)
Operating ratio	96.4%	96.5%	(10	bps)
Adjusted Operating Ratio [1]	95.6%	94.9%	70	bps

1See GAAP to non-GAAP reconciliation in the schedules following this release.
Our diverse Truckload segment consists of our irregular route truckload, dedicated truckload, refrigerated, expedited, flatbed, and cross-border operations across our brands with approximately 16,300 irregular route tractors and nearly 6,500 dedicated tractors.
Our Truckload segment revenue, excluding fuel surcharge and intersegment transactions, declined 6.1% year-over-year, driven by a 5.7% decrease in loaded miles as we lapped the acquisition of U.S. Xpress at the beginning of the quarter. The third quarter Adjusted Operating Ratio was 95.6% in an environment that remained challenging. On a sequential basis, the Adjusted Operating Ratio of our legacy trucking businesses improved 250 basis points over the second quarter, while stable margins at U.S. Xpress negatively impacted this segment's Adjusted Operating Ratio by 220 basis points for the quarter. Third quarter revenue per loaded mile, excluding fuel surcharge and intersegment transactions, was flat year-over-year and increased slightly over the second quarter. The sequential improvement in revenue per loaded mile was achieved through positive rate changes in bid awards and our spot activity which continues to be at a premium to our average contractual revenue per loaded mile. Miles per tractor were stable sequentially and year-over-year. Cost per mile improved 1.3% year-over-year as we continue to focus on what we can control. We are working diligently to improve our cost structure and equipment utilization to mitigate pressure on margins through this prolonged freight cycle while remaining disciplined on pricing and capacity commitments to position our business to respond when market conditions improve.

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LTL Segment 1

	Quarter Ended September 30,
	2024	2023	Change
	(Dollars in thousands)
Revenue, excluding fuel surcharge	$280,181	$239,984	16.7%
Operating income	$24,556	$32,275	(23.9%)
Adjusted Operating Income [2]	$29,119	$36,195	(19.5%)
Operating ratio	92.5%	88.6%	390	bps
Adjusted Operating Ratio [2]	89.6%	84.9%	470	bps

1For information regarding comparability of the reported results due to acquisitions, refer to footnote 1 of the Condensed Consolidated Statements of Comprehensive Income in the schedules following this release.
2See GAAP to non-GAAP reconciliation in the schedules following this release.
Our LTL segment grew revenue, excluding fuel surcharge, 16.7% as shipments per day increased 11.1% year-over-year. Our previously announced acquisition of DHE on July 30, 2024 contributed approximately 7.5% to each of these improvements and added the key Southwest markets of California, Arizona, and Nevada to our network. Revenue per hundredweight, excluding fuel surcharge, increased 9.2%, while revenue per shipment, excluding fuel surcharge, increased by 4.8%, reflecting a 3.9% decrease in weight per shipment. This segment produced an 89.6% Adjusted Operating Ratio during the third quarter, while Adjusted Operating Income decreased 19.5% year-over-year due to start-up costs and early-stage operations at our recently opened facilities.
During the quarter, we opened 16 additional service centers following 18 openings in the first half of the year. We expect to open 4 more service centers by the end of 2024. Also, our DHE acquisition represents approximately 10% growth in both service centers and door count for our LTL network. Overall, our organic and inorganic expansion activities in 2024 should add nearly 1,500 doors, representing a 32.2% increase to our door count from the beginning of the year. We believe this meaningfully impacts the reach of our service offering and increases the density of our network. We believe the investments we are making in our network during 2024 bring opportunities to service additional freight and customers, though the associated set-up costs and initial operational inefficiencies are near-term headwinds to improving margins. Our focus for 2025 will be to have these locations continue to scale, particularly as they participate in the next bid cycle, to help drive growth and margin expansion in the business. We continue to look for both organic and inorganic opportunities to geographically expand our footprint within the LTL market.

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Logistics Segment

	Quarter Ended September 30,
	2024	2023	Change
	(Dollars in thousands)
Revenue, excluding intersegment transactions	$143,581	$158,601	(9.5%)
Operating income	$6,684	$10,364	(35.5%)
Adjusted Operating Income [1]	$7,848	$10,699	(26.6%)
Operating ratio	95.3%	93.5%	180	bps
Adjusted Operating Ratio [1]	94.5%	93.3%	120	bps

1See GAAP to non-GAAP reconciliation in the schedules following this release.
The Logistics segment Adjusted Operating Ratio was 94.5%, with a gross margin of 17.8% in the third quarter of 2024. Logistics load count was down 21.1% year-over-year as we lapped the acquisition of the U.S. Xpress logistics business at the beginning of the quarter, though load count improved 5.5% over the second quarter. Revenue per load increased year-over-year by 13.6% in the third quarter. We remain disciplined on price and diligent in carrier qualification to provide value to customers while maintaining profitability. We continue to leverage our power-only capabilities to complement our asset business, build a broader and more diversified freight portfolio, and to enhance the returns on our capital assets.
Intermodal Segment

	Quarter Ended September 30,
	2024	2023	Change
	(Dollars in thousands)
Revenue, excluding intersegment transactions	$102,679	$101,219	1.4%
Operating loss	$(1,387)	$(4,524)	69.3%
Operating ratio	101.4%	104.5%	(310	bps)

The Intermodal segment improved its operating ratio to 101.4% while growing total revenue 1.4% year-over-year. This is the first year-over-year revenue increase in six quarters and was driven by a 7.2% increase in load count, partially offset by a 5.3% decline in revenue per load. We remain focused on growing our load count with disciplined pricing across a diverse group of customers.
All Other Segments

	Quarter Ended September 30,
	2024	2023	Change
	(Dollars in thousands)
Total revenue	$68,438	$119,677	(42.8%)
Operating income (loss)	$6,211	$(5,420)	214.6%

All Other Segments include support services provided to our customers, independent contractors, and third-party carriers, including equipment leasing, warehousing, trailer parts manufacturing, insurance, equipment maintenance, and warranty services. All Other Segments also include certain corporate expenses (such as legal settlements and accruals, as well as $11.7 million in quarterly amortization of intangibles related to the 2017 merger between Knight and Swift and certain acquisitions).
The $6.2 million operating income within our All Other Segments is primarily driven by the warehousing and equipment leasing businesses. Revenue within our All Other Segments declined 42.8% year-over-year, largely as a result of winding down our third-party insurance program, which ceased operation at the end of the first quarter.

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Consolidated Liquidity, Capital Resources, and Earnings Guidance
Cash Flow Sources (Uses) 1

	Year-to-Date September 30,
	2024	2023	Change
	(In thousands)
Net cash provided by operating activities	$524,741	$873,502	$(348,761)
Net cash used in investing activities	(619,020)	(1,088,030)	469,010
Net cash (used in) provided by financing activities	(54,495)	286,090	(340,585)
Net (decrease) increase in cash, restricted cash, and equivalents [2]	$(148,774)	$71,562	$(220,336)
Net capital expenditures	$(408,492)	$(638,443)	$229,951

1For information regarding comparability of the reported results due to acquisitions, refer to footnote 1 of the Condensed Consolidated Statements of Comprehensive Income in the schedules following this release.
2"Net (decrease) increase in cash, restricted cash, and equivalents" is derived from changes within "Cash and cash equivalents," "Cash and cash equivalents – restricted," and the long-term portion of restricted cash included in "Other long-term assets" in the condensed consolidated balance sheets.
Liquidity and Capitalization — As of September 30, 2024, we had a balance of $1.0 billion of unrestricted cash and available liquidity and $7.1 billion of stockholders' equity. The face value of our debt, net of unrestricted cash ("Net Debt") was $2.8 billion as of September 30, 2024. Free Cash Flow3 for the year-to-date period ended September 30, 2024 was $116.2 million, which was negatively impacted by our decision to transfer $161.1 million of third-party insurance claim liabilities to another insurance company as discussed during the first quarter, which was funded by transferring the corresponding restricted cash held in trust for payment of the third-party insurance claims. The use of restricted cash in this transaction does not impact the availability of operating cash for the needs of our ongoing businesses. During the year-to-date period ending September 30, 2024, we generated $524.7 million in operating cash flows, paid down $112.3 million in finance lease liabilities, $147.0 million on our operating lease liabilities, and made $92.2 million of net repayments on our 2021 Revolver and accounts receivable securitization.
Equipment and Capital Expenditures — Gain on sale of revenue equipment was $9.2 million in the third quarter of 2024, compared to $11.4 million in the same quarter of 2023. The average age of the tractor fleet within our Truckload segment was 2.6 years in the third quarter of 2024, compared to 2.5 years in the same quarter of 2023. The average age of the tractor fleet within our LTL segment was 4.2 years in the third quarter of 2024 and 4.3 years in the same quarter of 2023. Cash capital expenditures, net of disposal proceeds, were $408.5 million for the year-to-date period ending September 30, 2024. We expect net cash capital expenditures will be in the range of $525 million - $575 million for full-year 2024, which is a reduction from our previous range of $625 million – $675 million. Our expected net cash capital expenditures primarily represent replacements of existing tractors and trailers and investments in our terminal network, driver amenities, and technology, and excludes acquisitions.
________
3See GAAP to non-GAAP reconciliations in the schedules following this release.
Guidance — We expect that Adjusted EPS1 will range from $0.32 to $0.36 for the fourth quarter of 2024 and that Adjusted EPS1 for the first quarter of 2025 will range from $0.29 to $0.33. Because the timing of an inflection in market conditions has proven especially difficult to predict during this cycle, we are not reflecting an inflection in market conditions for the purposes of these forecasts but are rather basing these ranges on expected seasonality and a continuation of existing market conditions. Our expected Adjusted EPS1 ranges are based on the current truckload, LTL, and general market conditions, recent trends, and the current beliefs, assumptions, and expectations of management, as follows:
Truckload
•Truckload Segment revenue up slightly sequentially in the fourth quarter and down low-to-mid single-digit percent sequentially into the first quarter with operating margins improving modestly sequentially in the fourth quarter and declining modestly sequentially into the first quarter,

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•Tractor count down low single-digit percent sequentially in the fourth and first quarters.

LTL
•LTL Segment with high-teens percent growth in revenue, excluding fuel surcharge, year-over-year in both fourth and first quarters driven by shipment count growth from our expanding network, the inclusion of DHE, and yield improvement,
•Adjusted operating ratios in the high 80's as we continue to absorb costs from our network expansion.

Logistics
•Logistics Segment revenue up high single-digit percent sequentially in the fourth quarter and declining high-teens percent sequentially in the first quarter, with Adjusted Operating Ratios in the mid-90’s.

Intermodal
•Intermodal Segment load count down mid-to-high single-digit percent sequentially in the fourth quarter before growing low single-digit percent sequentially in the first quarter with approximately break-even operating margins.

All Other
•All Other Segment operating income, before including the $11.7 million quarterly intangible asset amortization, approximately break-even for the fourth quarter as some of these services experience their typical seasonal slowdown, and $16 million to $21 million for the first quarter.

Additional
•Equipment gains to be in the range of $5 million to $10 million per quarter,
•Net interest expense down modestly sequentially in the fourth quarter and first quarter,
•Net cash capital expenditures for the full year 2024 expected range of $525 million - $575 million,
•Expected effective tax rate on adjusted income before taxes of approximately 26% to 27% for fourth quarter 2024 and approximately 26% to 28% for full year 2025.

The factors described under "Forward-Looking Statements," among others, could cause actual results to materially vary from this guidance. Further, we cannot estimate on a forward-looking basis, the impact of certain income and expense items on our earnings per share, because these items, which could be significant, may be infrequent, are difficult to predict, and may be highly variable. As a result, we do not provide a corresponding GAAP measure for, or reconciliation to, our Adjusted EPS1 guidance.
________
1Our calculation of Adjusted EPS starts with GAAP diluted earnings per share and adds back the after-tax impact of intangible asset amortization (which is expected to be approximately $0.35 for full-year 2024), as well as non-cash impairments and certain other unusual items, if any.

Conference Call
Knight-Swift will host a conference call to discuss the earnings release, the results of operations, and other matters following its earnings press release on Wednesday, October 23, 2024, at 5:30 p.m. EDT. An online, real-time webcast of the quarterly conference call will be available on the Company's website at investor.knight-swift.com. Please note that since the call is expected to begin promptly as scheduled, you will need to join a few minutes before that time. Slides to accompany this call will also be posted on the Company’s website and will be available to download just before the scheduled conference call. To view the slides or listen to the webcast, please visit investor.knight-swift.com, "Knight-Swift Q3 2024 Earnings."

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Other Information

About Knight-Swift
Knight-Swift Transportation Holdings Inc. is one of North America's largest and most diversified freight transportation companies, providing multiple full truckload, LTL, intermodal, and logistics services. Knight-Swift uses a nationwide network of business units and terminals in the United States and Mexico to serve customers throughout North America. In addition to operating one of the country's largest tractor fleets, Knight-Swift also contracts with third-party equipment providers to provide a broad range of transportation services to our customers while creating quality driving jobs for our driving associates and successful business opportunities for independent contractors.

Investor Relations Contact Information
Adam Miller, Chief Executive Officer, Andrew Hess, Chief Financial Officer, or Brad Stewart, Treasurer & SVP Investor Relations: (602) 606-6349

Forward-Looking Statements
This press release contains statements that may constitute forward-looking statements, which are based on information currently available, usually identified by words such as "anticipates," "believes," "estimates," "plans,'' "projects," "expects," "hopes," "intends," "strategy," "design", ''focus," "outlook," "foresee," "will," "could," "should," "may," "feel", "goal," "continue," or similar expressions, which speak only as of the date the statement was made. Such statements are forward-looking statements and are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical or current fact, are statements that could be deemed forward-looking statements, including without limitation: any projections of or guidance regarding earnings, earnings per share, revenues, cash flows, dividends, share repurchases, leverage ratio, capital expenditures, or other financial items; any statement of plans, strategies, and objectives of management for future operations; any statements concerning proposed acquisition plans, new services or developments; any statements regarding future economic, industry, or Company conditions or performance, including, without limitation, expectations regarding future supply or demand, volume, or truckload capacity, and any statements of belief and any statement of assumptions underlying any of the foregoing. In this press release, such statements include, but are not limited to, statements concerning:
•any projections of or guidance regarding earnings, earnings per share, Adjusted EPS, revenues, cash flows, dividends, share repurchases, capital expenditures, or other financial items,
•expected freight environment, including freight demand, capacity, volumes, rates, costs, and seasonality,
•future dividends,
•future effective tax rates,
•future performance or growth of our reportable segments, including expected revenues, utilization, and rates within our Truckload segment; expected network, customer relationships, door count, volumes, capacity, and revenue within our LTL segment; expected freight portfolio and return on capital assets within our Logistics segment; and expected impact of weather events, customer mix, pricing, and volumes within our Intermodal segment,
•future capital structure, capital allocation, growth strategies and opportunities, costs, inflation, and liquidity,
•future capital expenditures, including nature and funding of capital expenditures and gain on sale, and
•the U.S. Xpress transaction, including future integration efforts and synergies and future operating performance and profitability.
Such forward-looking statements are inherently uncertain, and are based upon the current beliefs, assumptions, and expectations of management and current market conditions, which are subject to significant risks and uncertainties as set forth in the Risk Factors section of Knight-Swift's Annual Report on Form 10-K for the year ended December 31, 2023, and various disclosures in our press releases, stockholder reports, and Current Reports on Form 8-K.

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Financial Statements

Condensed Consolidated Statements of Comprehensive Income (Unaudited) [1]

	Quarter Ended September 30,		Year-to-Date September 30,
	2024	2023	2024	2023
	(In thousands, except per share data)
Revenue:
Revenue, excluding truckload and LTL fuel surcharge	$1,680,893	$1,775,249	$4,935,408	$4,615,990
Truckload and LTL fuel surcharge	195,783	244,687	610,389	593,857
Total revenue	1,876,676	2,019,936	5,545,797	5,209,847
Operating expenses:
Salaries, wages, and benefits	726,358	710,543	2,111,143	1,780,522
Fuel	213,489	272,376	670,651	628,435
Operations and maintenance	142,418	142,913	415,302	343,604
Insurance and claims	86,510	148,865	314,394	424,210
Operating taxes and licenses	32,220	30,506	93,923	84,728
Communications	8,411	8,411	24,208	20,344
Depreciation and amortization of property and equipment	178,598	176,613	539,313	488,960
Amortization of intangibles	18,922	18,907	56,009	51,595
Rental expense	42,322	50,401	129,248	81,542
Purchased transportation	295,261	330,683	859,286	869,671
Impairments	1,008	—	10,867	—
Miscellaneous operating expenses	49,739	48,662	156,018	116,363
Total operating expenses	1,795,256	1,938,880	5,380,362	4,889,974
Operating income	81,420	81,056	165,435	319,873
Other (expenses) income:
Interest income	4,005	5,542	12,844	16,099
Interest expense	(44,398)	(39,354)	(126,116)	(86,799)
Other income, net	3,169	11,433	17,049	30,815
Total other (expenses) income, net	(37,224)	(22,379)	(96,223)	(39,885)
Income before income taxes	44,196	58,677	69,212	279,988
Income tax expense (benefit)	14,137	(1,220)	22,253	53,474
Net income	30,059	59,897	46,959	226,514
Net loss attributable to noncontrolling interest	405	297	1,170	1,290
Net income attributable to Knight-Swift	$30,464	$60,194	$48,129	$227,804
Other comprehensive income	995	152	998	1,772
Comprehensive income	$31,459	$60,346	$49,127	$229,576

Earnings per share:
Basic	$0.19	$0.37	$0.30	$1.41
Diluted	$0.19	$0.37	$0.30	$1.41

Dividends declared per share:	$0.16	$0.14	$0.48	$0.42

Weighted average shares outstanding:
Basic	161,861	161,332	161,687	161,124
Diluted	162,233	161,888	162,120	161,782
_________
1The reported results do not include the results of operations of U.S. Xpress and its subsidiaries prior to its acquisition by Knight-Swift on July 1, 2023 in accordance with the accounting treatment applicable to the transaction. The reported results do not include the results of operations of DHE prior to its acquisition by Knight-Swift on July 30, 2024 in accordance with the accounting treatment applicable to the transaction.

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Condensed Consolidated Balance Sheets (Unaudited)

	September 30, 2024	December 31, 2023
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$166,348	$168,545
Cash and cash equivalents – restricted	150,870	297,275
Restricted investments, held-to-maturity, amortized cost	—	530
Trade receivables, net of allowance for doubtful accounts of $39,298 and $39,458, respectively	835,248	888,603
Contract balance – revenue in transit	11,056	12,246
Prepaid expenses	114,793	148,696
Assets held for sale	74,787	83,366
Income tax receivable	46,191	65,815
Other current assets	38,330	43,939
Total current assets	1,437,623	1,709,015
Property and equipment, net	4,758,974	4,616,399
Operating lease right-of-use assets	415,856	484,821
Goodwill and intangible assets, net	6,038,457	5,907,680
Other long-term assets	173,871	152,850
Total assets	$12,824,781	$12,870,765

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$293,244	$355,173
Accrued payroll and purchased transportation	190,830	164,884
Accrued liabilities	207,143	220,350
Claims accruals – current portion	336,010	480,200
Finance lease liabilities and long-term debt – current portion	272,355	459,759
Operating lease liabilities – current portion	129,938	144,921
Total current liabilities	1,429,520	1,825,287
Revolving line of credit	227,000	67,000
Long-term debt – less current portion	1,501,565	1,223,021
Finance lease liabilities – less current portion	466,863	407,150
Operating lease liabilities – less current portion	310,584	371,407
Accounts receivable securitization	458,911	526,508
Claims accruals – less current portion	328,968	315,476
Deferred tax liabilities	920,685	951,749
Other long-term liabilities	114,469	79,086
Total liabilities	5,758,565	5,766,684
Stockholders’ equity:
Common stock	1,619	1,613
Additional paid-in capital	4,439,029	4,426,852
Accumulated other comprehensive loss	168	(830)
Retained earnings	2,617,880	2,659,755
Total Knight-Swift stockholders' equity	7,058,696	7,087,390
Noncontrolling interest	7,520	16,691
Total stockholders’ equity	7,066,216	7,104,081
Total liabilities and stockholders’ equity	$12,824,781	$12,870,765

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Segment Operating Statistics (Unaudited)

Quarter Ended September 30,	Year-to-Date September 30,
2024	2023	Change	2024	2023	Change
Truckload [1]
Average revenue per tractor [2]	$48,543	$48,842	(0.6%)	$143,753	$155,081	(7.3%)
Non-paid empty miles percentage	14.1%	13.6%	50	bps	14.1%	14.5%	(40)	bps
Average length of haul (miles)	378	400	(5.5%)	386	393	(1.8%)
Miles per tractor [3]	20,469	20,384	0.4%	60,870	62,781	(3.0%)
Average tractors	22,814	24,159	(5.6%)	22,986	20,054	14.6%
Average trailers [3]	90,935	95,976	(5.3%)	92,642	85,125	8.8%

LTL [4]
Shipments per day	21,907	19,712	11.1%	20,397	18,771	8.7%
Weight per shipment (pounds)	1,001	1,042	(3.9%)	1,005	1,053	(4.6%)
Average length of haul (miles)	592	562	5.3%	584	548	6.6%
Revenue per shipment	$202.20	$196.59	2.9%	$201.56	$191.36	5.3%
Revenue xFSC per shipment	$173.83	$165.80	4.8%	$172.67	$161.74	6.8%
Revenue per hundredweight	$20.21	$18.86	7.2%	$20.05	$18.17	10.3%
Revenue xFSC per hundredweight	$17.37	$15.91	9.2%	$17.18	$15.36	11.8%
Average tractors [5]	3,730	3,206	16.3%	3,505	3,177	10.3%
Average trailers [6]	9,888	8,496	16.4%	9,160	8,445	8.5%

Logistics [1]
Revenue per load - Brokerage only [7]	$1,898	$1,671	13.6%	$1,828	$1,680	8.8%
Gross margin - Brokerage only	17.8%	18.0%	(20	bps)	17.5%	19.0%	(150)	bps

Intermodal
Average revenue per load [7]	$2,569	$2,714	(5.3%)	$2,599	$2,889	(10.0%)
Load count	39,968	37,292	7.2%	110,905	109,430	1.3%
Average tractors	622	677	(8.1%)	615	647	(4.9%)
Average containers	12,569	12,669	(0.8%)	12,577	12,780	(1.6%)

1Refer to Condensed Consolidated Statements of Comprehensive Income — footnote 1.
2Computed with revenue, excluding fuel surcharge and intersegment transactions. In order to improve comparability, average tractors of 18,541 is used as the denominator in the average revenue per tractor and total miles per tractor calculations for year-to-date 2023, reflecting the pro-rata portion of the year for which U.S. Xpress' results of operations were reported following the close of the U.S. Xpress acquisition.
3Third quarter 2024 and 2023 includes 8,510 and 8,432 trailers, respectively, related to leasing activities recorded within our All Other Segments. The year-to-date period ending September 30, 2024 and 2023 includes 8,718 and 8,599 trailers, respectively, related to leasing activities recorded within our All Other Segments.
4Operating statistics within the LTL segment exclude dedicated and other businesses.
5Our LTL tractor fleet includes 615 and 609 tractors from ACT's and MME's dedicated and other businesses for the third quarter of 2024 and 2023, respectively. Our LTL tractor fleet includes 613 and 610 tractors from ACT's and MME's dedicated and other businesses for the year-to-date period ending September 30, 2024 and 2023, respectively.
6Our LTL trailer fleet includes 843 and 777 trailers from ACT's and MME's dedicated and other businesses for the third quarter of 2024 and 2023, respectively. Our LTL trailer fleet includes 831 and 778 trailers from ACT's and MME's dedicated and other businesses for the year-to-date period ending September 30, 2024 and 2023, respectively.
7Computed with revenue, excluding intersegment transactions.

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Non-GAAP Financial Measures and Reconciliations
The terms "Adjusted Net Income Attributable to Knight-Swift," "Adjusted Operating Income," "Adjusted EPS," "Adjusted Operating Ratio," and "Free Cash Flow," as we define them, are not presented in accordance with GAAP. These financial measures supplement our GAAP results in evaluating certain aspects of our business. We believe that using these measures improves comparability in analyzing our performance because they remove the impact of items from our operating results that, in our opinion, do not reflect our core operating performance. Management and the board of directors focus on Adjusted Net Income Attributable to Knight-Swift, Adjusted EPS, Adjusted Operating Income, and Adjusted Operating Ratio as key measures of our performance, all of which are reconciled to the most comparable GAAP financial measures and further discussed below. Management and the board of directors use Free Cash Flow as a key measure of our liquidity. Free Cash Flow does not represent residual cash flow available for discretionary expenditures. We believe our presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts the same information that we use internally for purposes of assessing our core operating performance.
Adjusted Net Income Attributable to Knight-Swift, Adjusted Operating Income, Adjusted EPS, Adjusted Operating Ratio, and Free Cash Flow, are not substitutes for their comparable GAAP financial measures, such as net income, cash flows from operating activities, operating margin, or other measures prescribed by GAAP. There are limitations to using non-GAAP financial measures. Although we believe that they improve comparability in analyzing our period to period performance, they could limit comparability to other companies in our industry if those companies define these measures differently. Because of these limitations, our non-GAAP financial measures should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

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Non-GAAP Reconciliation (Unaudited):
Adjusted Operating Income and Adjusted Operating Ratio 1 2

	Quarter Ended September 30,		Year-to-Date September 30,
	2024	2023	2024	2023
GAAP Presentation	(Dollars in thousands)
Total revenue	$1,876,676	$2,019,936	$5,545,797	$5,209,847
Total operating expenses	(1,795,256)	(1,938,880)	(5,380,362)	(4,889,974)
Operating income	$81,420	$81,056	$165,435	$319,873
Operating ratio	95.7%	96.0%	97.0%	93.9%

Non-GAAP Presentation
Total revenue	$1,876,676	$2,019,936	$5,545,797	$5,209,847
Truckload and LTL fuel surcharge	(195,783)	(244,687)	(610,389)	(593,857)
Revenue, excluding truckload and LTL fuel surcharge	1,680,893	1,775,249	4,935,408	4,615,990

Total operating expenses	1,795,256	1,938,880	5,380,362	4,889,974
Adjusted for:
Truckload and LTL fuel surcharge	(195,783)	(244,687)	(610,389)	(593,857)
Amortization of intangibles [3]	(19,189)	(18,907)	(56,276)	(51,595)
Impairments [4]	(1,008)	—	(10,867)	—
Legal accruals [5]	(366)	(150)	(2,194)	(1,150)
Transaction fees [6]	(602)	—	(602)	(6,868)
Other acquisition related expenses [7]	—	(6,546)	—	(6,546)
Severance expense [8]	—	(3,699)	(7,219)	(5,151)
Change in fair value of deferred earnout [9]	859	859	859	3,359
Adjusted Operating Expenses	1,579,167	1,665,750	4,693,674	4,228,166
Adjusted Operating Income	$101,726	$109,499	$241,734	$387,824
Adjusted Operating Ratio	93.9%	93.8%	95.1%	91.6%

1     Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating ratio to consolidated non-GAAP Adjusted Operating Ratio.
2    Refer to Condensed Consolidated Statements of Comprehensive Income — footnote 1.
3    "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the 2017 Merger, the ACT acquisition, the U.S. Xpress acquisition, and other acquisitions, as well as the non-cash amortization expense related to the fair value of favorable leases assumed in the DHE acquisition included within "Rental expense" in the condensed consolidated statements of comprehensive income.
4    "Impairments" reflects the non-cash impairments of building improvements, certain revenue equipment held for sale, leases, and other equipment (within the Truckload segment and All Other Segments).
5    "Legal accruals" are included in "Miscellaneous operating expenses" in the condensed consolidated statements of comprehensive income and reflect the following:
•Year-to-date 2024 legal expense reflects the increased estimated exposures for accrued legal matters based on recent settlement agreements.
•During the second and third quarters of 2023, legal expense reflects the increased estimated exposure for various accrued legal matters based on recent settlement agreements. First quarter 2023 legal expense reflects a decrease in the estimated exposure related to an accrued legal matter previously identified as probable and estimable in prior periods based on a recent settlement agreement.
6    "Transaction fees" reflects certain legal and professional fees associated with the July 1, 2023 and July 30, 2024 acquisitions of U.S. Xpress and DHE, respectively. The transaction fees are included within "Miscellaneous operating expenses" and "Salaries, Wages, and benefits" and with small amounts included in other line items in the condensed statements of comprehensive income.
7    "Other acquisition related expenses" represents one-time expenses associated with the U.S. Xpress acquisition, including certain severance expense, including the acceleration of stock compensation as well as other operating expenses. These are primarily included within "Salaries, wages, and benefits" in the condensed statements of comprehensive income.
8    "Severance expense" is included within "Salaries, wages, and benefits" in the condensed statements of comprehensive income.

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9    "Change in fair value of deferred earnout" reflects the benefit for the change in fair value of a deferred earnout related to various acquisitions, which is recorded in "Miscellaneous operating expenses".

Non-GAAP Reconciliation (Unaudited):
Adjusted Net Income Attributable to Knight-Swift and Adjusted EPS 1 2

	Quarter Ended September 30,		Year-to-Date September 30,
	2024	2023	2024	2023
	(Dollars in thousands, except per share data)
GAAP: Net income attributable to Knight-Swift	$30,464	$60,194	$48,129	$227,804
Adjusted for:
Income tax expense attributable to Knight-Swift	14,137	(1,220)	22,253	53,474
Income before income taxes attributable to Knight-Swift	44,601	58,974	70,382	281,278
Amortization of intangibles [3]	19,189	18,907	56,276	51,595
Impairments [4]	1,008	—	10,867	—
Legal accruals [5]	366	150	2,194	1,150
Transaction fees [6]	602	—	602	6,868
Other acquisition related expenses [7]	—	6,546	—	6,546
Severance expense [8]	—	3,699	7,219	5,151
Change in fair value of deferred earnout [9]	(859)	(859)	(859)	(3,359)
Loss on investment [10]	12,107	—	12,107	—
Adjusted income before income taxes	77,014	87,417	158,788	349,229
Provision for income tax expense at effective rate [11]	(22,567)	(20,255)	(45,192)	(84,958)
Non-GAAP: Adjusted Net Income Attributable to Knight-Swift	$54,447	$67,162	$113,596	$264,271

Note: Because the numbers reflected in the table below are calculated on a per share basis, they may not foot due to rounding.

	Quarter Ended September 30,		Year-to-Date September 30,
	2024	2023	2024	2023
GAAP: Earnings per diluted share	$0.19	$0.37	$0.30	$1.41
Adjusted for:
Income tax expense attributable to Knight-Swift	0.09	(0.01)	0.14	0.33
Income before income taxes attributable to Knight-Swift	0.27	0.36	0.43	1.74
Amortization of intangibles [3]	0.12	0.12	0.35	0.32
Impairments [4]	0.01	—	0.07	—
Legal accruals [5]	—	—	0.01	0.01
Transaction fees [6]	—	—	—	0.04
Other acquisition related expenses [7]	—	0.04	—	0.04
Severance expense [8]	—	0.02	0.04	0.03
Change in fair value of deferred earnout [9]	(0.01)	(0.01)	(0.01)	(0.02)
Loss on investment [10]	0.07	—	0.07	—
Adjusted income before income taxes	0.47	0.54	0.98	2.16
Provision for income tax expense at effective rate [11]	(0.14)	(0.13)	(0.28)	(0.53)
Non-GAAP: Adjusted EPS	$0.34	$0.41	$0.70	$1.63

1Pursuant to the requirements of Regulation G, these tables reconcile consolidated GAAP net income attributable to Knight-Swift to non-GAAP consolidated Adjusted Net Income Attributable to Knight-Swift and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.
2Refer to Condensed Consolidated Statements of Comprehensive Income — footnote 1.
3Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 3.
4Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 4.
5Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 5.
6Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 6.
7Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 7.
8Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 8.
9Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 9.
10"Loss on investment" reflects the write-off of a minority investment in a transportation-adjacent technology venture which ceased operations in the third quarter of 2024 and is recorded within the All Other Segments.

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11For the third quarter of 2024, an adjusted effective tax rate of 29.3% was applied in our Adjusted EPS calculation to exclude certain discrete items. For the year-to-date period ending September 30, 2024, an adjusted effective tax rate of 28.5% was applied in our Adjusted EPS calculation to exclude certain discrete items.
For the third quarter and year-to-date of 2023, an effective tax rate of 23.2% and 24.3%, respectively was applied in our Adjusted EPS calculation to exclude the tax benefit from the partial release of the pre-acquisition allowance associated with the U.S. Xpress net operating loss and tax credit carryforward benefits.

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Non-GAAP Reconciliation (Unaudited):
Segment Adjusted Operating Income and Adjusted Operating Ratio [1]

	Quarter Ended September 30,		Year-to-Date September 30,
Truckload Segment [2]	2024	2023	2024	2023
GAAP Presentation	(Dollars in thousands)
Total revenue	$1,258,156	$1,380,781	$3,785,408	$3,346,685
Total operating expenses	(1,212,800)	(1,332,420)	(3,693,422)	(3,114,514)
Operating income	$45,356	$48,361	$91,986	$232,171
Operating ratio	96.4%	96.5%	97.6%	93.1%
Non-GAAP Presentation
Total revenue	$1,258,156	$1,380,781	$3,785,408	$3,346,685
Fuel surcharge	(150,552)	(200,503)	(480,643)	(469,771)
Intersegment transactions	(143)	(300)	(463)	(1,583)
Revenue, excluding fuel surcharge and intersegment transactions	1,107,461	1,179,978	3,304,302	2,875,331

Total operating expenses	1,212,800	1,332,420	3,693,422	3,114,514
Adjusted for:
Fuel surcharge	(150,552)	(200,503)	(480,643)	(469,771)
Intersegment transactions	(143)	(300)	(463)	(1,583)
Amortization of intangibles [3]	(1,775)	(2,605)	(5,325)	(3,247)
Impairments [4]	(1,008)	—	(9,662)	—
Legal accruals [5]	(366)	—	(336)	—
Other acquisition related expenses [6]	—	(6,546)	—	(6,546)
Severance [7]	—	(2,636)	(1,466)	(2,636)
Adjusted Operating Expenses	1,058,956	1,119,830	3,195,527	2,630,731
Adjusted Operating Income	$48,505	$60,148	$108,775	$244,600
Adjusted Operating Ratio	95.6%	94.9%	96.7%	91.5%

1     Pursuant to the requirements of Regulation G, this table reconciles GAAP operating ratio to non-GAAP Adjusted Operating Ratio.
2    Refer to Condensed Consolidated Statements of Comprehensive Income — footnote 1.
3"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in historical Knight acquisitions and the U.S. Xpress acquisition.
4Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 4.
5Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 5.
6Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 7.
7Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 8.

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Non-GAAP Reconciliation (Unaudited):
Segment Adjusted Operating Income and Adjusted Operating Ratio 1 2 — (Continued)

	Quarter Ended September 30,		Year-to-Date September 30,
LTL Segment	2024	2023	2024	2023
GAAP Presentation	(Dollars in thousands)
Total revenue	$325,412	$284,168	$914,012	$806,577
Total operating expenses	(300,856)	(251,893)	(836,120)	(717,482)
Operating income	$24,556	$32,275	$77,892	$89,095
Operating ratio	92.5%	88.6%	91.5%	89.0%
Non-GAAP Presentation
Total revenue	$325,412	$284,168	$914,012	$806,577
Fuel surcharge	(45,231)	(44,184)	(129,746)	(124,086)
Revenue, excluding fuel surcharge	280,181	239,984	784,266	682,491

Total operating expenses	300,856	251,893	836,120	717,482
Adjusted for:
Fuel surcharge	(45,231)	(44,184)	(129,746)	(124,086)
Amortization of intangibles [3]	(4,563)	(3,920)	(12,403)	(11,760)
Adjusted Operating Expenses	251,062	203,789	693,971	581,636
Adjusted Operating Income	$29,119	$36,195	$90,295	$100,855
Adjusted Operating Ratio	89.6%	84.9%	88.5%	85.2%

1Pursuant to the requirements of Regulation G, this table reconciles GAAP operating ratio to non-GAAP Adjusted Operating Ratio.
2Refer to Condensed Consolidated Statements of Comprehensive Income — footnote 1.
3"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the ACT, MME, and of DHE acquisitions, as well as the non-cash amortization expense related to the fair value of favorable leases assumed in the DHE acquisition.

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Non-GAAP Reconciliation (Unaudited):
Segment Adjusted Operating Income and Adjusted Operating Ratio 1 2 — (Continued)

	Quarter Ended September 30,		Year-to-Date September 30,
Logistics Segment [2]	2024	2023	2024	2023
GAAP Presentation	(Dollars in thousands)
Total revenue	$143,581	$159,489	$402,010	$417,715
Total operating expenses	(136,897)	(149,125)	(388,094)	(384,965)
Operating income	$6,684	$10,364	$13,916	$32,750
Operating ratio	95.3%	93.5%	96.5%	92.2%
Non-GAAP Presentation
Total revenue	$143,581	$159,489	$402,010	$417,715
Intersegment transactions	—	(888)	—	(4,555)
Revenue, excluding intersegment transactions	143,581	158,601	402,010	413,160

Total operating expenses	136,897	149,125	388,094	384,965
Adjusted for:
Intersegment transactions	—	(888)	—	(4,555)
Amortization of intangibles [3]	(1,164)	(335)	(3,492)	(1,003)
Adjusted Operating Expenses	135,733	147,902	384,602	379,407
Adjusted Operating Income	$7,848	$10,699	$17,408	$33,753
Adjusted Operating Ratio	94.5%	93.3%	95.7%	91.8%

	Quarter Ended September 30,		Year-to-Date September 30,
Intermodal Segment	2024	2023	2024	2023
GAAP Presentation	(Dollars in thousands)
Total revenue	$102,679	$101,219	$288,192	$316,118
Total operating expenses	(104,066)	(105,743)	(296,204)	(322,172)
Operating loss	$(1,387)	$(4,524)	$(8,012)	$(6,054)
Operating ratio	101.4%	104.5%	102.8%	101.9%

1Pursuant to the requirements of Regulation G, this table reconciles GAAP operating ratio to non-GAAP Adjusted Operating Ratio.
2    Refer to Condensed Consolidated Statements of Comprehensive Income — footnote 1.
3    "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the U.S. Xpress and UTXL acquisitions.

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Non-GAAP Reconciliation (Unaudited):
Free Cash Flow [1]

Year-to-Date September 30, 2024

GAAP: Cash flows from operations	$524,741
Adjusted for:
Proceeds from sale of property and equipment, including assets held for sale	183,589
Purchases of property and equipment	(592,081)
Non-GAAP: Free cash flow	$116,249

1Pursuant to the requirements of Regulation G, this table reconciles GAAP cash flows from operations to non-GAAP Free Cash Flow.

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